Exhibit 12.2


                      Lexington Corporate Properties Trust
       Ratio of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                      For the year ended December 31,
                                                                                  ($000's)


                                            Nine months      2003           2002           2001           2000           1999
                                               ended         ----           ----           ----           ----           ----
                                             September
                                             30, 2004
                                             --------
Earnings
Income from continuing operations          $    31,952    $    28,147    $    25,844    $    15,995    $    19,945    $    19,348
Interest expense                                33,379         41,840         33,308         32,312         28,579         28,033
Amortization expense - debt cost                   875          1,493          1,163          1,356          1,037            941
Equity in earnings from joint ventures          (5,382)        (5,735)        (4,561)        (3,502)        (1,428)           (61)
Cash received from joint ventures                3,016          7,823          5,660          4,110            810             --
                                             ---------      ---------      ---------      ---------      ---------      ---------
Total                                      $    63,840    $    73,568    $    61,414    $    50,271    $    48,943    $    48,261
                                             =========      =========      =========      =========      =========      =========

Fixed Charges
Interest expense                           $    33,379    $    41,840    $    33,308    $    32,312    $    28,579    $    28,033
Capitalized interest expense                        30            142             24            168            241             --
Preferred stock dividend                         4,770          3,392            693          2,709          2,562          2,520
Amortization expense - debt cost                   875          1,493          1,163          1,356          1,037            941
                                             ---------      ---------      ---------      ---------      ---------      ---------
Total                                      $    39,054    $    46,867    $    35,188    $    36,545    $    32,419    $    31,494
                                             =========      =========      =========      =========      =========      =========

Ratio                                           1.63           1.57            1.75          1.38            1.51          1.53
                                             =======        =======        ========       =======        ========       =======
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